                                                                      Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT

The Trustees of the Redlands Federal
 Bank Employee Profit-Sharing Plan:

We consent to incorporation by reference in the registration statement No. 33-86848 on Form S-8 of RedFed Bancorp Inc. of our report dated June 11, 1996, relating to the statement of net assets available for plan benefits, with fund information of the Redlands Federal Bank Employee Profit-Sharing Plan as of December 31, 1995 and 1994, the related statement of changes in net assets available for plan benefits, with fund information for the years then ended and supplemental schedules for the year ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 11-K of Redlands Federal Bank Employee Profit-Sharing Plan.


/s/  KPMG PEAT MARWICK LLP

Orange County, California
June 11, 1996